News Release
Nord Pacific Announces Sale of Ramu Interest

November 29, 1999                          OTC Bulletin Board: NORPF

Toronto Stock Exchange: NPF

     Albuquerque, New Mexico - Nord Pacific today announced that it had agreed to sell its 31.5% in the Ramu nickel cobalt project in Papua New Guinea to Orogen Minerals Limited. Nord Pacific will receive US$5 million on closing of the transaction as well as two further payments of US$.25 million each on the completion of financing and on commercial production. Closing is expected in the next few weeks.

     Commenting on the sale Nord Pacific CEO Dr. W. Pierce Carson stated "Nord Pacific has chosen to redirect its attention and its resources to projects which have a higher chance of realization in the near term. While we regret disposing of the interest in the massive Ramu project, we believe that our shareholders will be better served by the development of our 50% owned Tritton copper project and our Simberi gold project."

     The transaction includes as a party the project's 68.5% owner, Highlands Pacific Limited, and settles certain disputes as to Highlands' rights as operator of the project.

     In addition to the interest acquired from Nord Pacific, Orogen has the right to acquire a 25% interest in the project from the Papua New Guinea government when the government elects to pick up a 30% interest, diluting current participants. Following these transactions, Orogen's interest would increase to 47.05%. Orogen is a public company which was created by and is 50% owned by the government of Papua New Guinea.

Nord Pacific will incur a loss on the sale of approximately $4 million which will be recognized in the fourth quarter of 1999. Proceeds from the sale will be used to invest in the Tritton and Simberi projects, to reduce liabilities and to boost cash reserves.

Nord Pacific Limited, a diversified international resource company, is engaged in the production of copper and the exploration for and development of base and precious metals and strategic minerals, including copper, gold, silver, nickel and cobalt. The Company's activities are located in Australia, Papua New Guinea, Mexico Canada and the United States.

     Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements contained in this release which are not historical fact are "forward looking statements" that involve various important risks, uncertainties and other factors which could cause the Company's actual results to differ materially from those expressed in such forward looking statements. These factors include, without limitation the risk factors disclosed in the Company's securities filings.

For information contact:     Pierce Carson, President and Chief Executive Officer, or
Ray Jenner, Chief Financial Officer
(505) 241- 5820
Website: www.nordpacific.com